SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15 (d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): April 24, 2003

                             Timberland Bancorp, Inc.
                             ------------------------
            (Exact name of registrant as specified in its charter)

          Washington                 0-23333                91-1863696
------------------------------    ------------           -----------------
State or other jurisdiction        Commission            (I.R.S. Employer
of incorporation                   File Number          Identification No.)

624 Simpson Avenue, Hoquiam, Washington                         98550
---------------------------------------                        -------
(Address of principal executive offices)                      (Zip Code)

     Registrant's telephone number (including area code)  (360) 533-4747

                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
---------------------------------------------------------------------------

     (c)    Exhibits

     99.1   Press Release of Timberland Bancorp, Inc. dated April 24, 2003.


Item 9.  Regulation FD Disclosure
---------------------------------

     On April 24, 2003, Timberland Bancorp, Inc. issued its earnings release for the quarter ended March 31, 2003. A copy of the earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

     The information being furnished under this "Item 9. Regulation FD Disclosure" is intended to be furnished under "Item 12. Disclosure of Results of Operations and Financial Condition."

                                 SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                     TIMBERLAND BANCORP, INC.


                                     /s/Dean J. Brydon
DATE: April 25, 2003             By: ---------------------------------
                                     Dean J. Brydon
                                     Chief Financial Officer

                                Exhibit 99.1

==============================================================================
                   PRESS RELEASE: FOR IMMEDIATE PUBLICATION
                   ----------------------------------------
             For further information contact:  Clarence Hamre, CEO
                            Michael Sand, President
                                Dean Brydon, CFO
                               At (360) 533-4747
==============================================================================

        Timberland Bancorp, Inc. Second Quarter Earnings Increase 10%

           Announces planned technology investment during the next two quarters at an anticipated cost of approximately $0.09 per share

HOQUIAM, Wash.   April 24, 2003   Timberland Bancorp, Inc. (Nasdaq: TSBK),
("Company") the holding company for Timberland Bank, ("Bank"), today reported net income of $1.79 million, or $0.45 per diluted share, for the quarter ended March 31, 2003. This represents a 10% increase in earnings per share from the $0.41 per diluted share the Company earned for the quarter ended March 31, 2002. The improved earnings for the current quarter are primarily a result of increased non-interest income.

The growth of non-interest income has been an important component of the Company's increased profitability. Non-interest income increased 43% to $1.50 million for the current quarter from $1.05 million for the quarter ended March 31, 2002, primarily due to strong mortgage banking activity, increased deposit-related fee income and income from the Bank Owned Life Insurance ("BOLI") program.

The Bank has continued to sell fixed rate loans secured by residential properties during this low interest rate cycle. During the quarter ended March 31, 2003, $27.5 million in fixed rate mortgage loans were sold resulting in a gain of $394,000 ($260,000 after income tax). This compares to a gain of $220,000 ($145,000 after income tax) for the quarter ended March 31, 2002.

Non-interest income also increased due to the continued success of the Bank's checking account acquisition program, which has been responsible for growth in deposit-related fee income. Service charges on deposits increased by 21% to $461,000 for the current quarter compared to the same period a year ago.
Since the program began in December 2000, the Bank has increased the number of its consumer checking accounts by 96% and increased its consumer checking account balances by $28.5 million. Timberland plans to continue the emphasis on increasing its checking account base and believes that the marketing program will further the Bank's initiatives of increasing the level of lower-costing deposits and growing non-interest income.

Income from the BOLI program that was implemented in September 2002 increased non-interest income by $134,000 during the quarter.

Net interest income decreased 1.5% from the quarter ended March 31, 2002 to $4.75 million for the current quarter. The decrease was primarily due to the Company's interest earning assets repricing downward at a greater rate than the Company's funding sources and a shift in the makeup of total earning assets. The Company's net interest margin reflected this compression as it decreased to 4.75% for the current quarter from 5.21% for the quarter ended March 31, 2002. The Company remains asset sensitive and is positioned to benefit from increasing interest rates.

The Bank's 15th full-service office will be located in downtown Olympia (Thurston County) and is scheduled to open in August 2003. This office will be Timberland's fourth Thurston County location and will serve as the headquarters for the Bank's Commercial Lending and Business Banking Divisions. This downtown Olympia site is centrally located and will provide a good strategic location as the Company continues to expand its commercial banking initiatives. Commercial real estate, commercial business, and commercial construction loans now comprise 33% of the Bank's loan portfolio.

Technology Improvements

President, Michael Sand also announced the Bank's plans for upcoming technology improvements. "We will be converting to the Kirchman Bankway core processing system from our current in-house supported system in July of this year. In addition to the core processing system, Timberland will also be changing its internet banking provider, its ATM service provider and its loan platform system. We believe that these changes will enhance customer service, streamline our loan processing system, and allow us to offer more products to our commercial and retail customers." It is estimated that expenses related to the technology upgrades and conversion will reduce earnings over the next two quarters by a total of $0.09 per share.


Disclaimer

This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward looking statements. These forward-looking statements may describe future plans or strategies and include the Company's expectations of future financial results. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.

                   TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENT
           For the three and six months ended March 31, 2003 and 2002
                 (Dollars in thousands, except per share data)
                                  (Unaudited)

                                         Three Months           Six Months
                                         Ended March 31,      Ended March 31,
                                         2003      2002       2003      2002
                                        ----------------    -----------------
Interest and Dividend Income
Loans receivable                        $6,379    $6,898    $12,962   $14,246
Investments and mortgage-backed
  securities                               244       404        487       815
Dividends from investments                 287       173        546       333
Interest bearing deposits in banks          83        41        205        63
                                        ----------------    -----------------
  Total interest and dividend income     6,993     7,516     14,200    15,457
Interest Expense
Deposits                                 1,412     1,872      3,023     3,974
Federal Home Loan Bank advances            831       821      1,681     1,681
                                        ----------------    -----------------
  Total interest expense                 2,243     2,693      4,704     5,655
                                        ----------------    -----------------
  Net interest income                    4,750     4,823      9,496     9,802
Provision for Loan Losses                  107       200        280       592
                                        ----------------    -----------------
  Net interest income after provision
    for loan losses                      4,643     4,623      9,216     9,210
Non-Interest Income
Service charges on deposits                461       380        992       783
Gain on sale of loans, net                 394       220        823       500
Loss on sale of securities                 - -       (19)       - -       (16)
BOLI net earnings                          134       - -        269       - -
Escrow fees                                 61        72        135       145
Servicing income on loans sold              83       114        195       251
ATM transaction fees                       189       137        375       270
Other                                      177       142        356       275
                                        ----------------    -----------------
  Total non-interest income              1,499     1,046      3,145     2,208
Non-interest Expense
Salaries and employee benefits           2,031     1,724      4,041     3,432
Premises and equipment                     370       368        733       687
Advertising                                176       191        380       432
Loss from real estate operations and
  write-downs                               42        27         73        60
ATM expenses                               152       164        301       271
Other                                      763       672      1,496     1,370
                                        ----------------    -----------------
  Total non-interest expense             3,534     3,146      7,024     6,252

Income before federal income taxes       2,608     2,523      5,337     5,166
Federal Income Taxes                       818       894      1,678     1,830
                                        ----------------    -----------------
  Net Income                            $1,790   $ 1,629    $ 3,659   $ 3,336
Earnings Per Common Share:
  Basic                                  $0.47     $0.42      $0.95     $0.85
  Diluted                                $0.45     $0.41      $0.91     $0.83
Weighted average shares outstanding:
  Basic                              3,820,273 3,881,782  3,838,604 3,934,081
  Diluted                            4,009,862 4,014,645  4,010,795 4,038,635

                TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                          SUMMARY BALANCE SHEETS
                  March 31, 2003 and September 30, 2002
                         (Dollars in thousands)
                               (unaudited)


                                               March  31,     September 30,
                                                  2003              2002
                                               -------------------------
ASSETS
Cash and due from financial institutions       $  11,039     $    10,580
Interest bearing deposits in banks                30,075          25,493
Investments and mortgage-backed securities
  held to maturity                                   470             - -
Investments and mortgage-backed securities
  available for sale                              52,207          41,582
Federal Home Loan Bank stock                       5,313           5,139
Loans receivable                                 310,109         322,997
Loans held for sale                                2,466           3,161
Less:  Allowance for loan losses                  (3,868)         (3,630)
                                               -------------------------
    Total loans                                  308,707         322,528

Accrued interest receivable                        1,533           1,604
Premises and equipment                            13,019          11,664
Real estate owned                                    900             680
Bank owned life insurance ("BOLI")                10,305          10,036
Other assets                                       2,257           1,748
                                               -------------------------
    TOTAL ASSETS                               $ 435,825       $ 431,054
                                               =========================

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits                                       $ 296,579       $ 292,316
Federal Home Loan Bank advances                   61,684          61,759
Other liabilities and accrued expenses             1,759           2,583
                                               -------------------------
    TOTAL LIABILITIES                            360,022         356,658


SHAREHOLDERS' EQUITY
Common stock - $.01 par value; 50,000,000
shares authorized;
  March 31, 2003 - 4,253,217 shares issued,
    3,768,777 shares outstanding
  September 30, 2002 - 4,340,976 shares issued,
    3,856,536 shares outstanding
  (Unallocated ESOP shares and unvested MRDP
    shares are not considered outstanding)            42              43
Additional paid in capital                        34,148          35,857
Unearned shares - Employee Stock Ownership Plan   (5,155)         (5,419)
Unearned shares - Management Recognition &
  Development Plan                                (1,504)         (1,826)
Retained earnings                                 47,824          45,210
Accumulated other comprehensive income               448             531
                                               -------------------------
    TOTAL SHAREHOLDERS' EQUITY                    75,803          74,396
                                               -------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $ 435,825       $ 431,054
                                               =========================

                TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                      KEY FINANCIAL RATIOS AND DATA
              (Dollars in thousands, except per share data)

                                        Three Months         Six Months
                                       Ended March 31,     Ended March 31,
                                      2003        2002     2003       2002
                                     ------------------   -----------------
PERFORMANCE RATIOS:
Return on average assets (1)         1.67%        1.69%    1.69%      1.73%
Return on average equity (1)         9.41%        9.08%    9.69%      9.27%
Net interest margin (1)              4.75%        5.21%    4.71%      5.31%
Efficiency ratio                    56.56%       53.60%   55.57%     52.06%

                                   March 31,    September 30,
                                      2003         2002
                                   -----------------------
ASSET QUALITY RATIOS:
Non-performing loans               $  3,400     $  3,741
REO & other repossessed assets          900          680
Total non-performing assets           4,300        4,421
Non-performing assets to total
  assets                               0.99%        1.03%
Allowance for loan losses to
  non-performing loans               113.76%       97.03%

Book Value Per Share (2)           $  17.82     $  17.14
Book Value Per Share (3)           $  19.39     $  18.69
----------------------
(1)  Annualized
(2)  Calculation includes ESOP shares not committed to be released
(3)  Calculation excludes ESOP shares not committed to be released

                                        Three Months         Six Months
                                       Ended March 31,     Ended March 31,
                                      2003        2002     2003       2002
                                     ------------------   -----------------
AVERAGE BALANCE SHEET:
Average Total Loans                $315,469    $319,621  $320,335   $321,337
Average Total Interest Earning
  Assets                            400,137     370,156   402,827    369,188
Average Total Assets                429,792     385,964   432,336    385,484
Average Total Interest Bearing
  Deposits                          266,514     229,566   269,276    227,786
Average FHLB Advances                61,698      63,589    61,716     64,805

Average Shareholders' Equity         76,062      71,755    75,531     72,002

Comparison of Financial Condition at March 31, 2003 and September 30, 2002

Total Assets: Total assets increased to $435.8 million at March 31, 2003 from $431.1 million at September 30, 2002. This change is reflected primarily in a $15.7 million increase in investments and interest bearing deposits in banks, which is partially offset by a $13.8 million decrease in total loans.

Investments and Interest Bearing Deposits in Banks: Investments and interest bearing deposits in banks increased by $15.7 million to $82.8 million at March 31, 2003 from $67.1 million at September 30, 2002. This increase is primarily due to investing proceeds from loan sales, loan prepayments, and increased customer deposits.

Loans: Net loans receivable, including loans held-for-sale, decreased to $308.7 million at March 31, 2003 from $322.5 at September 30, 2002, primarily reflected in a $14.4 million decrease in the Bank's one-to-four family mortgage loan portfolio. The portfolio decrease was primarily due to loan prepayments, as a result of the historically low home mortgage rates, and the sale of a majority of the one-to-four family mortgages generated during the
period.   During the six months ended March 31, 2003, the Bank originated loans of $109.3 million and sold $62.3 million in fixed rate one-to-four family mortgage loans. Management elected to sell a majority of the fixed rate residential loans originated instead of adding them to the Bank's portfolio due to the low rate environment.

Deposits: Deposits increased to $296.6 million at March 31, 2003 from $292.3 million at September 30, 2002, primarily due to a $9.6 million increase in the Bank's passbook savings accounts, a $5.4 million increase in N.O.W. checking accounts and a $3.8 million increase in non-interest bearing accounts. These increases are partially offset by a $9.9 million decrease in certificate of deposit accounts and a $4.7 million decrease in money market accounts.

Shareholders' Equity: Total shareholders' equity increased by $1.4 million to $75.8 million at March 31, 2003 from $74.4 million at September 30, 2002. The components of shareholders' equity were primarily affected by net income of $3.7 million, the repurchase of 116,259 shares of the Company's stock for $2.2 million and the payment of $1.0 million in dividends to shareholders. Also affecting shareholders' equity was a $344,000 increase to additional paid in capital from the exercise of stock options, and decreases of $322,000 and $264,000 in the equity components related to unearned shares issued to the Management Recognition and Development Plan and Employee Stock Ownership Plans, respectively.

On February 11, 2003, the Company announced the completion of its tenth stock repurchase program. The Company repurchased 193,659 shares at an average price of $17.76 per share. The Company repurchased 76,259 of these shares during the quarter ended March 31, 2003.

On February 14, 2003 the Company announced a plan to repurchase 380,028 shares of the Company's stock. This marked the Company's eleventh stock repurchase plan. As of March 31, 2003, the Company had purchased 40,000 of these shares and cumulatively had repurchased 2,638,563 (39.9%) of the 6,612,500 shares that were issued when the Company went public in January 1998.

Comparison of Operating Results for the Three and Six Months Ended March 31, 2003 and 2002

Net Income: Net income for the quarter ended March 31, 2003 was $1.79 million, or $0.45 per diluted share ($0.47 per basic share) compared to $1.63 million, or $0.41 per diluted share ($0.42 per basic share) for the quarter ended March 31, 2002. The primary factor affecting the improved performance in the current quarter was increased non-interest income.

Net income for the six months ended March 31, 2003 was $3.66 million, or $0.91 per diluted share ($0.95 per basic share) compared to $3.34 million, or $0.83 per diluted share ($0.85 per basic share) for the six months ended March 31, 2002.

Net Interest Income: Net interest income decreased $73,000 to $4.75 million for the quarter ended March 31, 2003 from $4.82 million for the quarter ended
March 31, 2002.   Total interest income decreased $523,000 to $6.99 million
for the quarter ended March 31, 2003 from $7.52 million for the quarter ended March 31, 2002, primarily due to a reduction in average yields on earning assets. The yield on earning assets was 6.99% for the quarter ended March 31, 2003 compared to 8.12% for the quarter ended March 31, 2002. In addition to overall lower market rates, the yield was also impacted by a shift in the makeup of total earning assets. In 2002, loans, the Company's highest yielding class of assets, comprised 86.3% of average earning assets. In 2003, loans were 78.8% of average earning assets. This change was largely influenced by the decision to sell many of the loans originated in the current quarter. That had the effect of increasing the gain on loans sold, at the expense of interest income. The impact of lower average yields was, however, partially offset by increased levels of average earning assets. Total interest expense decreased $450,000 to $2.24 million for the quarter ended March 31, 2003 from $2.69 million for the quarter ended March 31, 2002. The average cost of funds for each of the Bank's deposit account types for the current quarter was lower than a year ago. The overall cost of funds decreased to 2.73% for the quarter ended March 31, 2003 from 3.67% for the quarter ended March 31, 2002. As a result of these changes, the net interest margin decreased to 4.75% for the quarter ended March 31, 2003 from 5.21% for the quarter ended March 31, 2002.

Net interest income decreased $306,000 to $9.50 million for the six months ended March 31, 2003 from $9.80 million for the six months ended March 31,
2002.   Total interest income decreased $1.26 million to $14.20 million for the six months ended March 31, 2003 from $15.46 million for the six months ended March 31, 2002, primarily due to a reduction in average yields on earning assets. The yield on earning assets was 7.05% for the six months ended March 31, 2003 compared to 8.37% for the six months ended March 31, 2002. The impact of lower average yields was, however, partially offset by increased levels of average earning assets. Total interest expense decreased $951,000 to $4.70 million for the six months ended March 31, 2003 from $5.66 million for the six months ended March 31, 2002. The average cost of funds for each of the Bank's deposit account types for the current period was lower than a year ago. The overall cost of funds decreased to 2.84% for the six months ended March 31, 2003 from 3.87% for the six months ended March 31, 2002. As a result of these changes, the net interest margin decreased to 4.71% for the six months ended March 31, 2003 from 5.31% for the six months ended March 31, 2002.

Provision for Loan Losses: The Company's non-performing asset ("NPA") ratio decreased to 0.99% at March 31,2003 from 1.27% at March 31, 2002. The provision for loan losses decreased to $107,000 for the three months ended March 31, 2003 from $200,000 for the three months ended March 31, 2002. Management deemed the allowance for loan losses of $3.868 million at March 31, 2003 (1.25% of loans receivable and 113.8% of non-performing loans) adequate to provide for probable losses based on an evaluation of known and inherent risks in the loan portfolio at that date. The allowance for loan losses was $3.450 million (1.12% of loans receivable and 84.9% of non-performing loans) at March 31, 2002. The increase in the level of the allowance for loan losses primarily resulted from a slight change in the mix of the loan portfolio. Net charge-offs for the current quarter were $16,000 compared to $102,000 in the same quarter of 2002. For the six months ended March 31, 2003 and 2002, net charge-offs were $43,000 and $192,000, respectively.

Non-interest Income: Total non-interest income increased $453,000 to $1.50 million for the quarter ended March 31, 2003 from $1.05 million for the quarter ended March 31, 2002, primarily due to a $174,000 increase in gain on sale of loans, the recognition of $134,000 in BOLI income, and an $81,000 increase in
service charges on deposits.   The increased loan sale gains are primarily a
result of the Bank selling $27.5 million in fixed-rate one-to-four family loans during the current quarter. During the same period in 2002, the Bank sold $23.9 million in fixed-rate one-to-four family loans. The increased deposit-related service charge income is primarily a result of the Bank's checking account acquisition program.

For the six months ended March 31, 2003 non-interest income increased $937,000 to $3.15 million from $2.21 million for the six months ended March 31, 2002. This increase is primarily due to a $323,000 increase in gain on sale of loans, the recognition of $269,000 in BOLI income, a $209,000 increase in service charges on deposits, and a $105,000 increase in ATM transaction fees.

Non-interest Expense: Total non-interest expense increased by $388,000 to $3.53 million for the three months ended March 31, 2003 from $3.15 million for the three months ended March 31, 2002. This increase is primarily due to a $307,000 increase in salaries and employee benefits. The increase in salaries and employee benefits is primarily a result of adding employees to staff the Silverdale branch, increasing staffing levels in several other departments, and salary increases in October of 2002.

For the six months ended March 31, 2003 non-interest expense increased by $772,000 to $7.02 million from $6.25 million for the six months ended March 31, 2002. This increase is primarily due to a $609,000 increase in salaries and employee benefits for the reasons stated above.

                TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                       LOANS RECEIVABLE BREAKDOWN
                         (Dollars in thousands)

The following table sets forth the composition of the Company's loan portfolio by type of loan.

                                     At March 31,          At September 30,
                                        2003                     2002
                                  Amount     Percent      Amount     Percent
                                  ------------------      ------------------

Mortgage Loans:
  One-to-four family (1)(2)      $ 98,711      29.08%  $113,144       31.28%
  Multi family                     23,626       6.96     24,135        6.67
  Commercial                       95,380      28.10     97,644       27.00
  Construction and
    land development               74,740      22.01     80,144       22.16
  Land                             15,470       4.56     15,453        4.27
                                 --------     ------   --------      ------
    Total mortgage loans          307,927      90.71    330,520       91.38
Consumer Loans:
  Home equity and second mortgage  15,120       4.45     13,718        3.79
  Other                             8,039       2.37      8,097        2.24
                                 --------     ------   --------      ------

                                   23,159       6.82     21,815        6.03

Commercial business loans           8,387       2.47      9,365        2.59
                                 --------     ------   --------      ------
     Total loans                  339,473     100.00%   361,700      100.00%

Less:
  Undisbursed portion of loans
    in process                    (24,035)              (32,324)
  Unearned income                  (2,863)               (3,218)
  Allowance for loan losses        (3,868)               (3,630)
  Market value adjustment of loans
    held-for-sale                     - -                   - -
                                 --------              --------
Total loans receivable, net      $308,707              $322,528
                                 ========              ========
------------------
(1)   Includes loans held-for-sale.
(2)   Includes real estate contracts totaling $1.1 million at March 31, 2003.

                TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                            DEPOSIT BREAKDOWN
                         (Dollars in thousands)


The following table sets forth the balances of deposits in the various types of savings accounts offered by the Bank at the dates indicated.

                                       March 31, 2003      September 30, 2002
                                       --------------      ------------------
Non-interest bearing                       $ 27,393            $ 23,585
N.O.W checking                               47,659              42,222
Passbook savings                             49,900              40,328
Money market accounts                        43,218              47,888
Certificates of deposit under $100,000      105,603             102,052
Certificates of deposit $100,000 and over    22,806              36,241
                                           --------            --------
               Total deposits              $296,579            $292,316
                                           ========            ========

Timberland Bancorp, Inc. stock trades on the NASDAQ national market under the symbol "TSBK." The Bank owns and operates branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Lacey, Puyallup, Edgewood, Auburn, Yelm, Poulsbo, Spanaway (Bethel Station), Tumwater, Tacoma, and Silverdale.

CONTACT:
Timberland Bancorp, Inc.
Clarence Hamre, CEO, Michael Sand, President or Dean Brydon, CFO 360/533-4747